Exhibit 10.1
KEY TECHNOLOGY, INC.
AGREEMENT REGARDING STATUS UNDER RIGHTS PLAN
This Agreement is entered into this 20th day of June, 2016 by and between Key Technology, Inc. ("Key") and Mr. Robert M. Averick and the entities signing below who were identified in the Schedule 13G filed on February 16, 2016 (the "February 13G Filing") by Mr. Averick and the undersigned shareholders of Key (collectively, the "Joint Filers").
Key's Board of Directors has determined that it would serve the interests of Key's shareholders if Mr. Averick were to become a member of Key's Board of Directors, and Mr. Averick is interested in becoming a member of Key's Board of Directors, subject to establishing that such Board membership will not cause the Joint Filers to become an Acquiring Person for purposes of Key's Second Amended Rights Agreement, as amended, entered into with American Stock Transfer and Trust Company attached hereto as Schedule 1 (the "Rights Agreement"). The parties acknowledge that should Mr. Averick become a Key Board member, the Joint Filers would no longer qualify as Schedule 13G filers under the Securities Exchange Act of 1934 during the period Mr. Averick continues to serve as a Key Board member.
The parties accordingly agree as follows:
1.Key Representation Regarding Board Determination. Key represents to the Joint Filers that its Board of Directors has duly adopted the resolutions set forth on the attached Exhibit A, and that the same remain in full force and effect.

2.Representation Regarding Share Ownership. Joint Filers represent to Key that the February 13G Filing accurately reflects the totality of the Joint Filers aggregate beneficial ownership of Key’s Common Stock as of the date hereof (excluding, for the avoidance of doubt, any percentage which depends on the amount of Key’s Common Stock outstanding). Joint Filers further hereby agree that neither Joint Filers nor any of the undersigned members of the Joint Filers or any affiliate will acquire beneficial ownership of any additional shares of Key’s Common Stock in excess of 20% of the shares of Key’s Common Stock outstanding at any time after the date hereof except for any additional shares acquired (i) with the express advance approval of Key's Board of Directors or (ii) by Mr. Averick for services as a member of Key's Board of Directors pursuant to Board approved director compensation plans. For clarity, Joint Filers (both individually and collectively) shall not become an “Acquiring Person” solely as the result of an acquisition of Key’s Common Stock by Key or any other event (including, without limitation, the expiration or retirement of any securities) which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by Joint Filers (both individually and collectively).

3.Confirmation of Non-Acquiring Person Status. Key confirms and acknowledges that subject to the accuracy of the representation made by Joint Filers in Section 2 above and continuing compliance with Joint Filers' agreement set forth herein, Joint Filers (both individually and collectively) have been affirmatively determined to not be an Acquiring Person under the Rights Agreement. Subject to and conditioned upon the accuracy of such representation and the continuing compliance by Joint Filers with Section 2, Key agrees not to take any action (including any issuance of shares to Mr. Averick as described in clause (ii) of Section 2) that would (a) negate the non-Acquiring Person determination of its

Board of Directors as set forth in the attached Exhibit A and result in Joint Filers (both individually and collectively) becoming an Acquiring Person under the Rights Plan or (b) cause adverse consequences for the Joint Filers (both individually and collectively) under the Oregon Control Share Act, the Washington Significant Business Transactions Statute or any other relevant state law applicable to Key based on Mr. Averick becoming or remaining a member of Key's Board of Directors and the Joint Filers filing a Schedule 13D instead of a Schedule 13G.

4.Amendments and Waivers. This Agreement may be amended, and any right of any party hereunder may be waived or terminated, only by a written agreement executed by all parties hereto.

5.Enforcement and Equitable Relief. This Agreement may be enforced through legal proceedings initiated in the state or federal courts situated in the State of Washington. The parties expressly acknowledge and agree that equitable remedies will be appropriate in any such proceeding, and that in the event any party initiates legal proceedings to enforce any right hereunder the prevailing party will be entitled to an award of reasonable attorneys' fees incurred in connection with any such proceeding and any appeal therefrom.

6.Counterparts. This Agreement may be executed in counterparts, each of which shall be considered to be an original or true copy of this Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (e.g., “pdf”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

Executed as of the date first set forth above.

KEY TECHNOLOGY, INC. By: /s/ John J. Ehren	M3C HOLDINGS LLC By: /s/ Stephen A. Ives
John J. Ehren President and Chief Executive Officer	Stephen A. Ives Vice President

/s/ Leslie J. Schreyer
Leslie J. Schreyer, as Trustee under Trust Agreement dated December 23, 1989 FBO the issue of Jonathan D. Sackler

/s/ Robert M. Averick
Robert M. Averick

PITON CAPITAL PARTNERS LLC By: Piton Capital Management LLC, its managing member
By: Kokino LLC, its managing member
By: /s/ Stephen A. Ives
Stephen A. Ives Vice President